Exhibit 10.1

PROMISSORY NOTE

April 28, 2015

FOR VALUE RECEIVED, BGC Partners, L.P. (the “Maker”) hereby promises to pay to GFI Group Inc. (the “Holder”) or registered assigns, having an address at 55 Water Street, New York, NY 10041, or its successors or assigns, the principal sum of US$250,000,000, payable on June 19, 2018 (such payment date, the “Payment Date”), together with interest on the unpaid principal balance of this Note at a rate per annum for each Rate Period (as defined below) equal to the Applicable Rate (as defined below) for such Rate Period (computed on the basis of the actual number of days elapsed in a 360-day year), payable quarterly in arrears in immediately available funds beginning on June 30, 2015 and on the last day of each quarter thereafter and on the Payment Date All payments shall be made in immediately available funds. This Note is being issued by the Maker to the Holder in exchange for the issuance by the Holder of an aggregate of 43,029,260 shares of Class A Common Stock of the Holder (the “Shares”). The Shares may be transferred by the Maker to any entity, including an affiliate thereof, at any time, subject to applicable securities laws.

For the purposes hereof, the following terms shall have the following meanings:

“Applicable Rate” shall mean for the Initial Rate Period, Three Month LIBOR plus 200 basis points (2.00%), and for each subsequent Rate Period, Three Month LIBOR plus 200 basis points (2.00%). The Applicable Rate for each Rate Period after the Initial Rate Period shall be determined by the Holder in accordance herewith, and the Holder shall advise the Maker of such determination.

“Initial Rate Period” shall mean April 28, 2015 to June 30, 2015.

“Rate Period” shall mean the Initial Rate Period and thereafter, each of the three calendar month periods commencing January 1, April 1, July 1 and October 1 of each year.

“Reset Date” shall mean the first day of each Rate Period subsequent to the Initial Rate Period.

“Three Month LIBOR” shall mean, with respect to any Rate Period, the rate for deposits in U.S. dollars having a term of three months, commencing on the Reset Date for such Rate Period, which appears on Bloomberg at approximately 11:00 a.m., London time, on the day that is two London banking days preceding such Reset Date. If such rate does not appear on Bloomberg, the rate will be the rate at which deposits in U.S. dollars are offered by JPMorgan Chase in the London interbank market at approximately 11:00 a.m., London time, on the day that is two London banking days preceding such Reset Date to prime banks in the London interbank market for a period of three months commencing from such Reset Date and in an amount approximately equivalent to the principal amount hereof.

Upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the Maker, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

The Holder is hereby authorized (but shall not be required) to record all loans and advances made by it to the Maker (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

This Note may be prepaid in whole or in part at any time and from time to time without penalty or premium.

None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed by the Holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.

The Holder shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Note to any credit-worthy entity, including an affiliate of the Holder.

The Maker hereby waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

This Note shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and performed entirely in such State, without regard to conflict of laws principles thereof, and shall be binding upon the successors and assigns of the Maker and shall inure to the benefit of the successors and assigns of the Holder.

MAKER:	HOLDER:

BGC PARTNERS, L.P.	GFI GROUP INC.

By: /s/ Howard W. Lutnick	By: /s/ James A. Peers
Name: Howard W. Lutnick	Name: James A. Peers
Title: Chief Executive Officer	Title: Chief Financial Officer

[Signature page to $250 million note, dated April 28, 2015, by BGC Partners, L.P. in favor of GFI Group Inc. for shares of GFI]